EXHIBIT 5.0 and 23.1


                       THE LAW OFFICE OF STEPHEN E. ROUNDS
                           4635 EAST EIGHTEENTH AVENUE
                           DENVER, COLORADO USA 80220
                       TEL. 303.377.6997 FAX 303.377.0231
                               sercounsel@msn.com
                           ADMIN. OFFICE 307.856.2467
                                 sra@wyoming.com

                                 October 2, 2002

Can-Cal Resources Ltd.
8221 Cretan Blue Lane
Las Vegas, Nevada 89128

Re:  Registration Statement on Form SB-2
     SEC File No. 333-98059

Gentlemen:


     Can-Cal Resources Ltd. ("company") has filed a registration statement for the offer and sale of up to 1,030,000 shares of Common Stock, including 30,000 shares common stock issued as payment for services and resale of up to 950,000 shares of common stock issuable upon conversion of principal payments to shares under a convertible debenture . We have acted as counsel to the Company in connection with the preparation and filing of the registration statement.


     Our opinion and consent is required in connection with such registration statement. Such opinion and consent are to be filed as separate exhibits to the initial filing of the registration statement.

                               DOCUMENTS REVIEWED

     I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

     1.   Articles of Incorporation of the Company.

     2.   Amendment to the Articles of Incorporation.

     2.   Bylaws of the Company.

     3.   All exhibits listed in Part II of the registration statement on Form
          SB-2.

     4.   Part I of the registration statement.

     5.   Other documents as appropriate under the circumstances.



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Can-Cal Resources Ltd.
October 2, 2002

Page -2-




     We have also consulted with officers and representatives of the Company, and received such representations and assurances concerning the exhibits described in paragraph 3 and the registration statement described in paragraph 4, as necessary under the circumstances to render the opinion stated below. Although we have not undertaken independent verification of the matters covered by this paragraph, we have no reason to believe that the representations and assurances received are materially inaccurate or false.

                                     OPINION


     The following opinion is subject to compliance by the Company with applicable state securities laws and to declaration of effectiveness of the Company's registration statement . Based on review of the documents listed above, it is our opinion that the shares of common stock to be offered and sold by the Company will be duly and validly issued, fully paid and non-assessable shares of the common stock of the Company.


     No opinion is expressed, and none shall be inferred to be expressed, with respect to the financial statements contained in the registration statement.



                                     CONSENT

     We consent to being named in the registration statement and in the prospectus discussing the opinion, and to the reproduction of the opinion as an exhibit to the registration statement.


                                            Yours Sincerely,



                                            /s/  Stephen E. Rounds



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